Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
     This Amendment No. 1 to Rights Agreement (the “Amendment”) is made as of the 28th day of January, 2007, by and between Molecular Devices Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (successor-in-interest to EquiServe Trust Company, N.A.) (the “Rights Agent”).
     Whereas, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), among the Company, MDS Inc., , a Canadian corporation (“Parent”), and Monument Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Acquisition Sub”), pursuant to which Acquisition Sub will: (i) make a tender offer to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), on the terms and subject to the conditions set forth in the Merger Agreement (such tender offer, as it may be amended from time to time, is referred to in this Amendment as the “Offer”); and (ii) after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;
     Whereas, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of October 25, 2001 (the “Rights Agreement”);
     Whereas, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement; and
     Whereas, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.
     Now, Therefore, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
     2. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended by adding the following sentence to the end of that section:
     Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of, and the term Acquiring Person shall not include any Person by reason of, (i) the approval, execution and delivery of the Agreement and Plan of Merger, dated as of January 28, 2007, among MDS Inc., a Canadian corporation (“Parent”), Monument Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company (such Agreement and Plan of Merger, as the same may be amended from time to time, is referred to in this Agreement as the “Merger Agreement”) or the approval, execution and delivery of any amendment thereto,

1.

(ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to a tender offer to acquire all of the issued and outstanding Common Shares to be commenced by Acquisition Sub pursuant to, and on the terms and subject to the conditions set forth in, the Merger Agreement (such tender offer, as it may be amended from time to time, is referred to in this Agreement as the “Offer”), (iii) the merger of Acquisition Sub with and into the Company pursuant to, and on the terms and subject to the conditions set forth in, the Merger Agreement (such merger is referred to in this Agreement as the “Merger”), (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Merger, the Offer or any other transaction contemplated by the Merger Agreement.
     3. The definition of “Interested Stockholder” set forth in Section 1(i) of the Rights Agreement is amended by adding the following sentence to the end of that section:
     Notwithstanding the foregoing, no Person shall be or become an Interested Stockholder by reason of, and the term Interested Stockholder shall not include any Person by reason of, (i) the approval, execution and delivery of the Merger Agreement or any amendment thereto, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Merger, the Offer or any other transaction contemplated by the Merger Agreement.
     4. The definition of “Shares Acquisition Date” in Section l(n) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:
     Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred by reason of (i) the approval, execution and delivery of the Merger Agreement or any amendment thereto, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Merger, the Offer or any other transaction contemplated by the Merger Agreement.
     5. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:
     Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred by reason of (i) the approval, execution and delivery of the Merger Agreement or any amendment thereto, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of

2.

the Merger Agreement, the Merger, the Offer or any other transaction contemplated by the Merger Agreement.
     6. Section 7(a) is amended by deleting the word “or” at the end of Section 7(a)(iii) and by adding the following clause at the end of Section 7(a):
     , or (iv) the moment in time immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earlier to occur of the events described in clauses (i) and (iv) of this paragraph (a) shall be referred to herein as the “Final Expiration Date”).
     7. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:
     Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a) shall be deemed to have occurred by reason of (i) the approval, execution and delivery of the Merger Agreement or any amendment thereto, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Merger, the Offer or any other transaction contemplated by the Merger Agreement.
     8. Sections 13(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:
     Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of the first sentence of Section 13(a) shall be deemed to have occurred as a result of (i) the approval, execution and delivery of the Merger Agreement or any amendment thereto, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Merger, the Offer or any other transaction contemplated by the Merger Agreement.
     9. The first phrase of Section 13(c) of the Rights Agreement is hereby amended to read in its entirety as follows, with the remaining portion of Section 13(c) being unchanged and remaining in full force and effect:
     The Company shall not consummate any such consolidation, merger (other than any such transaction contemplated by the Merger Agreement, including the Merger), sale or transfer unless the Principal Party shall have a sufficient number of authorized Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and each Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have (i) executed and delivered to the

3.

Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and (ii) prepared, filed and had declared and remain effective a registration statement under the Act on the appropriate form with respect to the Rights and the securities exercisable upon exercise of the Rights and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in paragraph (a) of this Section 13, the Principal Party at its own expense will:
     10. Section 13(d)(i) of the Rights Agreement is hereby amended to read in its entirety as follows:
     (i) consolidate with (other than by any transaction contemplated by the Merger Agreement, including the Merger),
     11. Section 13(d)(ii) of the Rights Agreement is hereby amended to read in its entirety as follows:
     (ii) merge with or into (other than by any transaction contemplated by the Merger Agreement, including the Merger),
     12. Section 30 of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:
     Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution and delivery of the Merger Agreement or any amendment thereto, (ii) the acceptance for payment or purchase by Acquisition Sub of Common Shares pursuant to the Offer, (iii) the Merger, (iv) the consummation of any other transaction contemplated by the Merger Agreement, or (v) the announcement of the Merger Agreement, the Merger, the Offer or any other transaction contemplated by the Merger Agreement.
     13. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
     14. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     15. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Parent, the Acquisition Sub, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Parent, the Acquisition Sub, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

4.

     16. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     17. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     18. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     19. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.
     20. In Section 21. Change of Rights Agent. After first sentence ending with “...by first-class mail.” add: “In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”
     21. Insert a new Section – “Force Majeure”. Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

5.

In Witness Whereof, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Molecular Devices Corporation

		By:	/s/ Timothy A. Harkness

Name: Timothy A. Harkness
Title: Chief Financial Officer and Senior Vice President Finance and Operations
Attest:	/s/ Trent Basarsky

Name: Trent Basarsky
Title: Director, Corporate Development

Computershare Trust Company, N.A.

		By:	/s/ Dennis V. Moccia

Name: Dennis V. Moccia
Title: Managing Director
Attest:	/s/ Dan Glennon

Name: Dan Glennon
Title: Relationship Manager

6.